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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           Contact: Bill Aulet, CFO
                                                Viisage Technology, Inc.
                                                978-952-2200
                                                aulet@viisage.com

                      VIISAGE SECURES ADDITIONAL $7 MILLION
                     DEBT FINANCING TO FUND CONTINUED GROWTH

LITTLETON, MASS., June 4, 2003 --- Viisage Technology, Inc. (NASDAQ: VISG), a leading provider of advanced technology for identity verification solutions, announced today that it has secured $7 million in debt financing through an agreement with Lau Technologies, its largest shareholder. Under the terms of the agreement, Lau is providing Viisage with $7 million of additional debt financing to be used by Viisage for working capital and other general corporate purposes.

Said Bill Aulet, Senior Vice President and Chief Financial Officer, "After reviewing a number of financing alternatives, we are very pleased to have reached agreement on the debt financing package offered by Lau Technologies. Its terms are attractive and since Lau has an extensive understanding of our business and endorses our strategy, the financing was achieved in a timely and efficient manner. This new financing enables us to move forward aggressively with our operational plan and continue to address the needs of our evolving markets."

Lau Technologies currently owns approximately 31% of the outstanding common stock of Viisage.

About Viisage Technology, Inc.

Viisage Technology, Inc. (NASDAQ: VISG) is a leading provider of advanced technology for identity verification solutions. Viisage's solutions help law enforcement, state and federal government agencies as well as commercial businesses verify identities in order to enhance security, reduce fraud and protect personal privacy. Viisage's core facial recognition technology, based on technology developed at MIT, is accurate, non-intrusive and cost-effective--especially in extremely large database applications. Through 1,625 U.S. systems in almost 1,500 locations in 19 states, Viisage delivers more than 28 million digital-identification documents annually. Visit Viisage's website at www.viisage.com.

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This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this news release and those made from time to time by Viisage through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from those estimates. Certain factors that could cause or contribute to such differences include, among other things, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, ability to complete proposed transactions, general economic and political conditions and other factors affecting spending by customers and other risks, uncertainties and factors including those described from time to time in Viisage's filings with the Securities and Exchange Commission, including without limitation, Viisage's annual report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q.